Exhibit 23.1

Nevada Office: 770 East Warm Springs Road Suite 225 Las Vegas, Nevada 89119 702.413.6000 www.rbsmllp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Safe Pro Group, Inc. on Form S-8 (File No. 333-282276) and Forms S-3 (File Nos. 333-290107; 333-290844; and 333-291373) of our report dated March 31, 2026, for the two years then ended December 31, 2025, included in this Annual Report on Form 10-K, with respect to our audit of the consolidated financial statements of Safe Pro Group, Inc. as of December 31, 2025.

/s/ RBSM LLP

RBSM LLP

Las Vegas, Nevada

March 31, 2026

PCAOB ID No. 587

New York, NY Washington DC Mumbai & Pune, India San Francisco, CA

Houston, TX Boca Raton, FL Las Vegas, NV Beijing, China Athens, Greece

Member: ANTEA International with affiliated offices worldwide